Exhibit 99.1

ADDITIONAL RISK FACTORS

Investing in our common stock is highly speculative and involves risks. You should carefully consider the additional risk factors below as well as the risk factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2022 and any updates to those risk factors or new risk factors contained in our subsequent Quarterly Reports on Form 10-Q and any registration statements that we file with the Securities and Exchange Commission. We expect to update these Risk Factors from time to time in the periodic and current reports that we file with the Securities and Exchange Commission after the date of this Form 8-K.

The Company needs the proceeds from certain financings to pay its outstanding obligations and to operate its business, and it will likely file for bankruptcy protection if it is unable to consummate these financings.

The Company must raise additional financing in order for the Company to continue its operations and pay its outstanding obligations and continue its obligations. The Company intends to raise additional funds by continuing to sell its shares of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) pursuant to its ATM Program (as defined below), receiving funding under its unfunded commitments to purchase convertible notes under its secured securities purchase agreement, unsecured securities purchase agreement and consummating an equipment-based financing (“Potential Financings”). There are certain conditions to the Company’s receipt of the proceeds of each Potential Financing, many of which are not within the Company’s control. For example, the Company’s ability to continue to sell shares pursuant to the ATM Program requires the Company to have sufficient authorized and unissued shares and that the Class A Common Stock remain listed on a national securities exchange. Additionally, in order to receive funding under its unfunded commitments for purchases of convertible notes, the purchasers must waive certain conditions to the consummation of such fundings. These conditions include that there to be an effective resale registration statement to resell the shares of Class A Common Stock underlying the convertible notes, the Class A Common Stock remain listed on a national securities exchange and the Company maintains sufficient authorized and unissued shares of Class A Common Stock to be issued upon a request to convert the notes. The Company currently does not intend to file a new registration statement for the resale of such shares for the foreseeable future and, while the Company intends to hold a special meeting of its stockholders to seek stockholder approval of a reverse stock split, currently the Company does not have sufficient unissued and authorized shares to satisfy conversion requests of such note purchasers. Additionally, the consummation of the equipment-based financing is subject to the receipt of the consents of holders of the Company’s currently outstanding secured convertible notes. The Company may not be able to satisfy these conditions or receive the necessary waivers. If these Potential Financings are not consummated, the Company will likely not have sufficient resources to fund its outstanding obligations and continue operations and the Company will likely have to file for bankruptcy protection and its assets will likely be liquidated. The Company’s equity holders would likely not receive any recovery at all in a bankruptcy scenario.

The Company’s ability to continue to utilize its “at-the-marketing” program will be significantly reduced if its public float is less than $75 million when the Company files its annual report on Form 10-K for the year ending December 31, 2023.

The Company’s operations have consumed substantial amounts of cash since its inception. To date, the Company has primarily financed its operations through the sale of its Common Stock, par value $0.0001 per share (the “Common Stock”), warrants and convertible notes. For example, on June 16, 2023, the Company filed a Registration Statement on Form S-3 covering the offering of up to $300.0 million of Class A Common Stock, and warrants, which was declared effective by the SEC on June 28, 2023 (the “Registration Statement”). On September 26, 2023, the Company also entered into a sales agreement with Stifel, Nicolaus & Company, Incorporated, B. Riley Securities, Inc., A.G.P./Alliance Global Partners, Wedbush Securities Inc. and Maxim Group LLC, as sales agents, to sell shares of Class A Common Stock, from time to time, with aggregate gross sales proceeds of up to $90.0 million pursuant to the Registration Statement as an “at-the-market” offering under the Securities Act of 1933, as amended (the “ATM Program”). The ATM Program has been the primary source of liquidity for the Company since September 2023.

Under current SEC regulations, if at the time the Company files its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”) its public float is less than $75 million, and for so long as its public float remains less than $75 million, the amount the Company can raise through primary public offerings of securities, including through the ATM Program, in any twelve-month period using the Registration Statement is limited to an aggregate of one-third of its public float, which is referred to as the “baby shelf rules.” SEC regulations permit the Company to use the highest closing sales price of the Class A Common Stock (or the average of the last bid and last ask prices of the Class A Common Stock) on any day within 60 days of sales under the Registration Statement to calculate the public float. As of the current date, the Company’s public float is less than $75 million. If the public float remains less than $75 million at the time the Company files its Annual Report, the Company only has the capacity to sell shares under the Registration Statement following the date of the Annual Report, and until the Company again has a public float with a value in excess of $75 million, if ever, up to one-third of the public float, including through the ATM Program, in any twelve-month period. If the public float decreases at the time of the sales, the amount of securities the Company may sell under the Registration Statement, including through the ATM Program, will also decrease.

Although alternative public and private transaction structures may be available, these may require additional time and cost, may impose operational restrictions on the Company, and may not be available on attractive terms. The Company’s inability to continue to raise capital when needed will harm its business, financial condition and results of operations, and will likely cause the Company’s stock value to decline and the Company will likely have to file for bankruptcy protection and its assets will likely be liquidated. The Company’s equity holders would likely not receive any recovery at all in a bankruptcy scenario.

The Company is not currently in compliance with the continued listing requirements for The Nasdaq Stock Market. If the Company does not regain compliance and continue to meet the continued listing requirements, the Class A Common Stock may be delisted, which could affect the market price and liquidity for the Company’s Common Stock and reduce the Company’s ability to raise additional capital.

The Company anticipates that it will receive a letter from the Listing Qualifications Staff of the Nasdaq Stock Market, LLC (“Nasdaq”) on or about December 27, 2023, that the Company is not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). Beginning on November 9, 2023, the Company’s closing bid price of the Class A Common Stock has been below $1.00 per share.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company will have 180 calendar days from receipt of a notice from Nasdaq (the “Compliance Period”), to regain compliance with the Minimum Bid Price Requirement. If at any time during the Compliance Period, the bid price of the Class A Common Stock closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide the Company with written confirmation of compliance with the Minimum Bid Price Requirement and the matter will be closed. In the event the Company does not regain compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, the Company may be eligible for an additional 180-calendar day grace period. Pursuant to Nasdaq Listing Rule 5810(3)(A)(iii), if during any compliance period specified in Nasdaq Listing Rule 5810(c)(3)(A), a company’s security has a closing bid price of $0.10 or less for ten consecutive trading days, the Listing Qualifications Department of Nasdaq will issue a Staff Delisting Determination under Nasdaq Listing Rule 5810 with respect to that security (the “Low Priced Stocks Rule”). If a company receives such delisting notice, the company can request a hearing before a Nasdaq hearings panel (the “Panel”). If the Class A Common Stock closes at or below $0.10 for ten consecutive days during the Compliance Period or any additional compliance period, the Company could receive a Staff Delisting Determination during the Compliance Period or any additional compliance period or, if the Company receives such Staff Delisting Determination, Nasdaq may not grant the Company’s request for a hearing, or if Nasdaq grants the Company’s request for a hearing, the Panel may not grant the Company’s request for continued listing of the Class A Common Stock on The Nasdaq Capital Market pending the Company’s compliance with all applicable listing criteria, including the Minimum Bid Price Requirement, or the Company may be unable to timely satisfy the terms of any extension that may be granted by the Panel.

The Company will continue to monitor the closing bid price of its Class A Common Stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods and may, if appropriate, consider available options, including implementation of a reverse stock split, to regain compliance with the Minimum Bid Price Requirement or the Low Priced Stocks Rule, as applicable.

If the Company seeks to implement a reverse stock split in order to remain listed on Nasdaq, the announcement or implementation of such a reverse stock split could negatively affect the price of its Common Stock. On December 21, 2023, the Company’s Board of Directors approved a proposal, to be submitted to stockholders for approval at a special meeting of stockholders, to authorize the Board to effect a reverse stock split of the Common Stock at a ratio of 1-for-3 shares of outstanding Common Stock and a proportionate decrease in authorized Common Stock (the “Reverse Stock Split Proposal”). On December 28, 2023, the Company filed a preliminary proxy statement with the SEC for the purposes of seeking stockholder approval of the Reverse Stock Split Proposal, among others. If the stockholders approve the Reverse Stock Split Proposal and the Board determines to effect the reverse stock split at a ratio for 1-for-3 (the “Reverse Stock Split”) when the Company’s share price is at or below $0.33 per share, the Reverse Stock Split will not result in the Company regaining compliance with the Minimum Bid Price Requirement. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that its Class A Common Stock will be subject to delisting.

Further, while Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Price Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, Nasdaq may determine that it is not in the public interest to maintain the Company’s listing, even if we regain compliance with the Minimum Bid Price Requirement.

In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if a listed company that fails to meet the Minimum Bid Price Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a Compliance Period. The Company effected a 1-for-80 reverse stock split of its Common Stock on August 25, 2023, and if the Company’s stockholders approve the Reverse Stock Split Proposal and the Reverse Stock Split is implemented, the Company will have effected reverse stock splits with a cumulative ratio of 240 shares to one. Any subsequent reverse stock split would cause the Company to exceed the 1-for-250 ratio.

The Company may fail to regain compliance with the Minimum Bid Price requirement during the Compliance Period or maintain compliance with the other Nasdaq listing requirements. In particular, the rights granted to FF Global Partners LLC (“FFGP”) under the Amended Shareholder Agreement or other similar rights granted to other investors may cause FF to fall out of compliance with certain of Nasdaq’s Listing Rules, including Nasdaq Rule 5640, which disallows the voting rights of existing stockholders to be disparately reduced through any corporate action or issuance. Any non-compliance may be costly, divert management’s time and attention, and could have a material adverse effect on the Company’s business, reputation, financing, and results of operation A delisting could substantially decrease trading in the Class A Common Stock, adversely affect the market liquidity of the Common Stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, materially adversely affect its ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the Class A Common Stock may decline further and stockholders may lose some or all of their investment.

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